As filed with the Securities and Exchange Commission on June 22, 1995
                                        Registration No.  33-
============================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                             __________________

                                  FORM S-3
                        REGISTRATION STATEMENT UNDER
                         THE SECURITIES ACT OF 1933
                               ______________

                            MAGMA COPPER COMPANY
           (Exact name of registrant as specified in its charter)

         Delaware                                   86-0219794

 (State or other jurisdiction of                 (I.R.S. employer
 incorporation or organization)                    I.D. number)

                           7400 North Oracle Road
                                  Suite 200
                            Tucson, Arizona 85704
                               (520) 575-5600

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Douglas J. Purdom
                           Chief Financial Officer
                            Magma Copper Company
                           7400 North Oracle Road
                                  Suite 200
                            Tucson, Arizona 85704
                               (520) 575-5600

         (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          _________________________

    The Commission is requested to send copies of all communications to:

Steven D. Pidgeon                                  Alison S. Ressler
Snell & Wilmer L.L.P.                              Sullivan & Cromwell
One Arizona Center                                 444 South Flower Street
Phoenix, Arizona 85004-0001                        Los Angeles, CA 90071
(602) 382-6252                                     (213) 955-8022

      Approximate date of commencement of proposed sale to the public:
 From time to time after the effective date of this Registration Statement.
                           ______________________

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
                            _____________________

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]
                            _____________________

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration
statement for the same offering.    [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                       CALCULATION OF REGISTRATION FEE

===========================================================================
                                   Proposed
  Title of each class of            maximum
      securities to be             aggregate          Amount of
         registered                 offering        registration
                                     price              fee
- ---------------------------------------------------------------------------
Preferred Stock (par value
  $.01 per share) . . . .           (1)(2)              N/A
Depositary Shares . . . .           (1)(3)              N/A
Preferred Stock Warrants            (1)(4)              N/A
Common Stock (par value
  $.01 per share) . . . .           (1)(5)              N/A
Common Stock Warrants . .           (1)(4)              N/A
Debt Securities . . . . .           (1)(6)              N/A
Debt Warrants . . . . . .           (1)(4)              N/A
     Total  . . . . . . .       $200,000,000         $68,966(7)

============================================================================

(1) In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $200,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies, including the European Currency Unit. If any such Debt Securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price of up to $200,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(2) Subject to Footnote (1), there are being registered hereunder an indeterminate number of shares of Preferred Stock as may be sold, from time to time, by the Registrant. There are also being registered hereunder an indeterminate number of shares of Preferred Stock and Depositary Shares (including common stock purchase rights and preferred stock purchase rights, if any, appurtenant to either of the foregoing) as shall be issuable upon conversion of Debt Securities registered hereby.

(3) Subject to Footnote (1), there are being registered hereunder an indeterminate number of Depositary Shares to be evidenced by Depositary Receipts issued pursuant to a Deposit Agreement. In the event the Registrant elects to offer to the public fractional interests in shares of the Preferred Stock registered hereunder, Depositary Receipts will be distributed to those persons purchasing such fractional interests, and the shares of Preferred Stock will be issued to the Depositary under the Deposit Agreement.

(4) Subject to Footnote (1), there are being registered hereunder an indeterminate number of Preferred Stock Warrants, Common Stock Warrants and Debt Warrants representing rights to purchase Preferred Stock, Common Stock and Debt Securities, respectively, registered pursuant to this Registration Statement.

(5) Subject to Footnote (1), there are being registered hereunder an indeterminate number of shares of Common Stock as may be sold, from time to time, by the Registrant (including common stock purchase rights and preferred stock purchase rights, if any, appurtenant thereto). There are also being registered hereunder an indeterminate number of shares of Common Stock (including common stock purchase rights and preferred stock purchase rights, if any, appurtenant thereto) as shall be issuable upon conversion of the Preferred Stock or Debt Securities registered hereby.

(6) Subject to Footnote (1), there are being registered hereunder an indeterminate principal amount of Debt Securities as may be sold from time to time, by the Registrant.

(7) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended (the "Securities Act").

     Pursuant  to  Rule  429  under  the  Securities   Act  of  1933,   this
Registration Statement contains a combined prospectus relating to the $200,000,000 principal amount of securities registered hereby and $300,000,000 principal amount of securities registered on April 21, 1994 pursuant to Registration No. 33-53021, of which $100,000,000 remains available for issuance thereunder. A filing fee of $103,448.28 was paid in connection with Registration Statement No. 33-53021 of which $34,482.76 was attributable to the $100,000,000 in securities that remain subject to such Registration Statement.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                SUBJECT TO COMPLETION, DATED JUNE 22, 1995

                            MAGMA COPPER COMPANY

                              Debt Securities

                              Preferred Stock

                                Common Stock

                                  Warrants

                               _______________

     Magma Copper Company ("Magma" or the "Company") may offer from time to time (i) Debt Securities ("Debt Securities"), consisting of debentures, notes and/or other unsecured evidences of indebtedness in one or more series, which may be senior ("Senior Debt Securities"), senior subordinated ("Senior Subordinated Debt Securities") or subordinated ("Subordinated Debt Securities"), (ii) shares of Preferred Stock, $.01 par value per share
("Preferred Stock") in one or more series, (iii) shares of Common Stock, $.01 par value per share ("Common Stock"), or (iv) Warrants ("Warrants") to purchase Debt Securities, Preferred Stock or Common Stock (Debt Securities, Preferred Stock, Common Stock and Warrants are collectively referred to as the "Securities"), at an aggregate initial offering price not to exceed U.S. $300,000,000, at prices and on terms to be determined at the time of sale.

     The accompanying Prospectus Supplement sets forth with regard to the particular Securities in respect of which this Prospectus is being delivered
(i) in the case of Debt Securities, the title, aggregate principal amount, denominations (which may be in United States dollars, or in any other currency, currencies or currency unit, including the European Currency
Unit), maturity, rate of interest, if any (which may be fixed or variable), or method of calculation thereof, time of payment of any interest, any terms for redemption at the option of the Company or the holder, any terms for sinking fund payments, subordination terms, if any, any conversion or exchange rights, any listing on a securities exchange, the initial public offering price and any other terms in connection with the offering and sale of such Debt Securities, (ii) in the case of Preferred Stock, the designation, number of shares, stated value and liquidation preference per share, initial public offering price, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any redemption or sinking fund provisions, any conversion or exchange rights, whether the Company has elected to offer the Preferred Stock in the form of depositary shares, any listing of the Preferred Stock on a securities exchange and any other terms in connection with the offering and sale of such Preferred Stock, (iii) in the case of Common Stock, the number of shares of Common Stock, the initial public offering price and the terms of the offering thereof, and (iv) in the case of Warrants, the number and terms thereof, the designation and the number of Securities issuable upon their exercise, the exercise price, any listing of the Warrants or the underlying Securities on a securities exchange, the initial public offering price and any other terms in connection with the offering, sale and exercise of the Warrants. The Prospectus Supplement will also contain information, as applicable, about certain United States Federal income tax considerations relating to the Securities in respect of which this Prospectus is being delivered.

     The Company's  Common Stock is  listed on  the New York  Stock Exchange
(Symbol:   "MCU").   Any  Common Stock  offered will  be listed,  subject to
notice of issuance, on such exchange.

     The Company may sell Securities to or through underwriters acting as principals for their own account or as agents, and also may sell Securities directly to other purchasers or through agents designated from time to time. The accompanying Prospectus Supplement sets forth the names of any underwriters or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered, the amounts of Securities, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents. See "Plan of Distribution" herein.




THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
       THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS.  ANY REPRESENTATION TO
                     THE CONTRARY IS A CRIMINAL OFFENSE.



            The date of this Prospectus is                , 1995.


                            AVAILABLE INFORMATION

     Magma is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Magma with the Commission can be inspected and copied at the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10007 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such information can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Magma's Common Stock, par value $.01 per share, 5-5/8% Cumulative Convertible Preferred Stock, Series D, par value $.01 per share, 6% Cumulative Convertible Preferred Stock, Series E, par value $.01 per share, and Common Stock purchase warrants, $8.50 exercise price, are listed on the New York Stock Exchange ("NYSE") and similar information can be inspected and copied at the NYSE, 20 Broad Street, 17th Floor, New York, New York 10005.

     This Prospectus constitutes a part of two registration statements on Form S-3 (the "Registration Statements") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). As permitted by the rules and regulations of the Commission, this Prospectus omits certain of the information contained in the Registration Statements and reference is hereby made to the Registration Statements and related exhibits for further information with respect to the Company and the Securities offered hereby. Statements contained herein concerning the provisions of any documents filed as an exhibit to the Registration
Statements or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.


               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed by Magma with the Commission and are hereby incorporated by reference into this Prospectus: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1994, (ii) Quarterly Report on Form 10-Q for the period ended March 31, 1995, (iii) Notice and Proxy Statement dated April 7, 1995 for Annual Meeting of Stockholders, (iv) Current Report on Form 8-K dated May 24, 1995, and (v) the description of the Common Stock contained in the Company's Form 8-A filed on October 22, 1992. All other documents and reports filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such reports and documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, on written or oral request of such person, a copy of any or all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in the document which this Prospectus incorporates). Requests should be directed to Mr. Richard Johnson, Assistant Treasurer, at the Company's principal executive offices located at 7400 North Oracle Road, Suite 200, Tucson, Arizona 85704, telephone number
(520) 575-5600.

                                 THE COMPANY


     Magma is a fully integrated producer of electrolytic copper and ranks among the largest U.S. copper producers. Magma's principal products are high quality copper cathode and high quality copper rod, the latter of which is the basic feedstock of the copper wire and cable industry.

     The Company owns and operates underground copper mines at its San Manuel and Superior Mining Divisions, an open-pit copper mine at its Pinto Valley Mining Division, and in situ leaching operations at its San Manuel and Pinto Valley Mining Divisions, all of which are located in southeastern Arizona. Recently, the Company began development of its Robinson mine located near Ely, Nevada. Production at this mine is expected to commence in the first quarter of 1996. In the fourth quarter of 1994, the Company completed the acquisition of a company which owns one of the largest operating mines in Southern Peru ("Tintaya"). Tintaya operates an open-pit mine and is engaged in a variety of development projects at this property.

     The Company operates the largest and most modern copper smelting and refining complex in the United States. The Company's smelter, which was expanded in 1994, has a rated production capacity of 720 million pounds of copper anode per year, representing approximately 25% of U.S. copper smelting capacity. In addition to smelting and refining its own copper concentrate production, the Company smelts and refines a substantial amount of copper concentrates on a custom basis for, or purchased from, third parties, the profits from which effectively reduce the Company's overall break-even cost of producing copper from its mines.

                         INVESTMENT CONSIDERATIONS

     Copper Price Volatility. The profitability of the Company's operations is largely dependent upon the worldwide market price for copper. A one cent per pound change in the average price received for the Company's 1994 output would have affected earnings before interest, taxes, depreciation and amortization by an estimated $6.0 million. Copper prices have historically been subject to wide fluctuations and are affected by numerous factors beyond the control of the Company, including international economic and political conditions, levels of supply and demand, the availability and cost of copper substitutes, inventory levels maintained by copper producers and others and, to a lesser degree, inventory carrying costs (primarily interest charges) and international exchange rates. From time to time the Company engages in hedging activities in an effort to stabilize the Company's cash flow in the event of declining copper prices. Depending upon the hedging program employed, market conditions and other factors, hedging activities could reduce the cash flow which the Company would otherwise realize.

     Competition. Certain foreign and domestic copper producers benefit from higher-grade orebodies than those owned by the Company. Further, most foreign producers benefit from lower labor rates and less stringent environmental regulation than United States producers. Many foreign producers maintain maximum production to meet government-imposed employment and foreign exchange revenue goals, sometimes without regard to the condition of the world copper market or the profitability of their mining operations. The Company and other copper producers also compete with manufacturers of other materials, including aluminum, stainless steel, plastics and fiber optic cables. Should copper prices increase, use of these alternative materials may also increase.

     Environmental Regulation. The mining and mineral processing industries are subject to extensive regulations for the protection of the environment, including regulations relating to air and water quality, mine reclamation, remediation, solid and hazardous waste handling and disposal and the promotion of occupational safety. From time to time the Company is cited for noncompliance with applicable environmental laws and regulations. However, the Company believes that it is currently in material compliance with these laws and regulations and, although there can be no assurance in this regard, also believes that there is no pending environmental matter that is likely to have a material adverse effect on its results of operations. Future regulations or regulatory interpretations could require the Company to modify or curtail its operations or incur substantial additional expense. In this regard, the Company cannot predict, at this time, the level of new emissions controls and related costs which may be required for it to comply with standards governing emissions of sulphur, particulates and air toxics that are expected to be adopted under the federal Clean Air Act Amendments of 1990 and the Arizona Clean Air Act.

     Industry Risks; Reserves. The Company is subject to the normal risks encountered in the mining industry, such as unusual or unexpected geological formations, cave-ins, flooding, fires, environmental issues and water issues. The Company's mineral reserves may not conform to geological, geomechanical, metallurgical or other expectations with the result that the volume and grade of reserves recovered and rates of production may be less than anticipated. Further, market price fluctuations in copper, changes in operating and capital costs and other factors may affect ore reserves.

     Development Projects. The Company is pursuing or evaluating several development opportunities in an effort to enhance its ore reserves. Development of these projects will require several hundred million dollars in capital investment. To the extent undertaken, the Company intends to finance its development projects with internal cash flow, cash reserves and additional financings as necessary. The success of these projects is subject to a number of factors, some of which are outside of the Company's control. The cost estimates for these projects are subject to change. If the Company is unable to replace its reserves from the mine development projects being pursued or evaluated, or with other reserves identified or acquired in the future, the Company's dependence upon third-party sources to supply copper concentrate to its smelting and refining operations would increase.

     Investments in Foreign Mining Properties. The Company is engaged in an ongoing program of reviewing exploratory and operating properties for acquisition or development. Many of these properties are located outside of the United States. There are certain risks inherent in the acquisition and operation of foreign properties, including the risks of political instability, the possibility of adverse economic or tax reforms, restrictions on the repatriation of funds, and currency risks. In the fourth quarter of 1994, the Company acquired Magma Tintaya S. A. (formerly known as Empressa Minera Especial Tintaya S.A.), which owns one of the largest operating copper mining projects in Southern Peru. As part of its investment in Tintaya, the Company and the government of Peru entered into a judicial stability agreement and the Company became a party to an existing tax stability agreement between the government and Tintaya. These agreements provide for, among other things, free exchange of foreign currency, remittance abroad of profits and capital, the right to use or sell any product derived from Tintaya, and tax and legal stability. Although these agreements do not eliminate all risk associated with its investment in Tintaya, the Company believes that such agreements minimize a number of the risks typically associated with an investment in a foreign property.

                               USE OF PROCEEDS

     The Company anticipates that the net proceeds of the sales of the Securities will be used for general corporate purposes or such other uses as may be set forth in a Prospectus Supplement.


         RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED
           FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

     For purposes of the following ratios: (i) "earnings" consist of income before taxes, accounting changes and extraordinary items plus fixed charges adjusted for capitalized interest and amortization of previously capitalized interest; (ii) "fixed charges" consist of interest (including capitalized interest) and the estimated interest portion of lease rental expenses, amortization of debt expenses and write-offs of loan costs; and (iii) "preferred stock dividend requirements" include dividends paid in zero coupon notes and shares of Common Stock.

     In calculating the ratio of earnings to combined fixed charges and preferred stock dividend requirements, the preferred stock dividend requirements were assumed to be equal to the pretax earnings required to cover such dividend requirements. The amount of such pretax earnings required to cover preferred stock dividends was computed using tax rates for the applicable year. Preferred stock dividends are included in total "fixed charges" and deducted from "earnings."
                                                               Three Months
                                                                  ended
                                     Year Ended December 31,     March 31,
                                     -----------------------   ------------
                                     1990 1991 1992 1993 1994  1994  1995
                                     ---- ---- ---- ---- ----  ----  ----
Ratio of earnings to fixed charges   2.9x  --  2.7x 1.5x 3.1x  1.5x  6.4x

Ratio of earnings to combined fixed
charges and preferred stock          2.5x  --  2.0x 1.4x 2.3x  1.1x  4.8x
dividend requirements

     Before giving effect to the non-cash accounting adjustments taken in 1991 in connection with the Company's reorganization into distinct profit centers and the related adoption of FASB No. 109 "Accounting for Income Taxes" and FASB No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions," the ratio of earnings to fixed charges for the year ended December 31, 1991 was 1.8x and the ratio of earnings to combined fixed charges and preferred stock dividend requirements for that year was 1.5x. After giving effect to such accounting adjustments, earnings were inadequate to cover fixed charges by $167.5 million for the year ended December 31, 1991 and were inadequate to cover combined fixed charges and preferred stock dividend requirements by $179.8 million for that year.


                       DESCRIPTION OF DEBT SECURITIES


     The Debt Securities may be issued from time to time in one or more series and will constitute either Senior Debt Securities, Senior Subordinated Debt Securities or Subordinated Debt Securities. The particular terms of each series of Debt Securities offered hereunder, including the nature of any variations from the following general provisions applicable to such Debt Securities, will be described in a Prospectus Supplement relating to such Debt Securities. Senior Debt Securities, Senior Subordinated Debt Securities and Subordinated Debt Securities will each be issued under a separate Indenture (herein referred to as the "Senior Indenture", "Senior Subordinated Indenture" and "Subordinated Indenture", respectively; and individually an "Indenture" and collectively the "Indentures") entered into by the Company prior to the issuance of such Debt Securities. The forms of Senior Indenture and Subordinated Indenture and the Senior Subordinated Indenture, dated as of May 15, 1995, between the Company and State Street Bank and Trust Company, as Trustee, have been filed as exhibits to or have been incorporated by reference into the Registration Statement to which this Prospectus relates. To the extent not included herein, information regarding the trustee under an Indenture (individually a "Trustee" and collectively the "Trustees") will be included in the applicable Prospectus Supplement relating to the Debt Securities described therein.

     The following discussion includes a summary description of the material terms of the Indentures, other than terms which are specific to a particular series of Debt Securities and which will be described in the Prospectus Supplement relating to such series. The following summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures, including the definitions therein of certain terms capitalized in this Prospectus. Wherever particular Sections, Articles or defined terms of the Indentures are referred to herein or in a Prospectus Supplement, such Sections, Articles or defined terms are incorporated herein or therein by reference.

General

     The Debt Securities will be general unsecured obligations of the Company. The Indentures do not limit the aggregate amount of Debt Securities which may be issued thereunder, and Debt Securities may be issued thereunder from time to time in separate series up to the aggregate amount from time to time authorized by the Company for each series.

     The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the series of Debt Securities in respect of which this Prospectus is being delivered: (1) the title of such Debt Securities, and whether such Debt Securities are Senior Debt Securities, Senior Subordinated Debt Securities or Subordinated Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities; (3) whether any of such Debt Securities are to be issuable in permanent global form ("Global Security") and, if so, the terms and conditions, if any, upon which interests in such Securities in global form may be exchanged, in whole or in part, for the individual Debt Securities represented thereby; (4) the person to whom any interest on any Debt Security of the series shall be payable if other than the person in whose name the Debt Security is registered on the Regular Record Date; (5) the date or dates on which such Debt Securities will mature; (6) the rate or rates (which may be fixed or variable) of interest, if any, or the method of calculation thereof, which such Debt Securities will bear; (7) the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest on such Debt Securities will be payable and the Regular Record Date for any interest payable on any Interest Payment Date; (8) the place or places where the principal of, premium, if any, and interest on such Debt Securities will be payable; (9) the period or periods within which, the events upon the occurrence of which, and the price or prices at which, such Debt Securities may, pursuant to any optional or mandatory provisions, be redeemed or purchased, in whole or in part, by the Company and any terms and conditions relevant thereto; (10) the obligations of the Company, if any, to redeem or repurchase such Debt Securities at the option of the holders; (11) the denominations in which any such Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (12) the currency, currencies or currency unit or units of payment of principal of and any premium and interest on such Debt Securities if other than U.S. dollars; (13) any index or formula used to determine the amount of payments of principal of and any premium and interest on such Debt Securities; (14) if the principal of, or premium, if any, or interest on such Debt Securities is to be payable, at the election of the Company or a holder thereof, in one or more currencies or currency units other than that or those in which such Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on Debt Securities of such series as to which such election is made shall be payable, and the periods within which and the terms and conditions upon which such election is to be made; (15) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities of the series which will be payable upon acceleration of the Maturity thereof; (16) whether the subordination provisions summarized below, or different subordination provisions, shall apply to Debt Securities that are Senior Subordinated Debt Securities or Subordinated Debt Securities and, if so, the aggregate principal amount of Senior Indebtedness then outstanding;
(17) the applicability of any provisions described under "Covenants with Respect to Senior Debt Securities" or "Covenants with Respect to Senior Subordinated Debt Securities"; (18) the applicability of any provisions described under "Defeasance"; (19) the terms and conditions, if any, pursuant to which the Debt Securities are convertible or exchangeable into Common Stock or other Securities; and (20) any other terms of such Debt Securities not inconsistent with the provisions of the respective Indentures.

     Debt Securities may be issued at a discount from their principal amount. United States Federal income tax considerations and other special considerations applicable to any such Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     If the purchase price of any of the Debt Securities is denominated in a foreign currency or currencies or a foreign currency unit or units or if the principal of and any premium and interest on any series of Debt Securities is payable in a foreign currency or currencies or a foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of Debt Securities will be set forth in the applicable Prospectus Supplement.

     The Indentures do not limit the amount of additional unsecured indebtedness that the Company or its subsidiaries may incur. Further, certain of the operations of the Company are and may in the future be conducted through subsidiaries. To the extent so conducted, the ability of the Company to meet its debt obligations, including obligations in respect of the Debt Securities, would be dependent upon the earnings and cash flow of its subsidiaries, and the claims of the holders of the Debt Securities will be effectively subordinated to the claims of creditors of the Company's subsidiaries.

     Unless otherwise specified in the resolutions or any supplemental indenture establishing the terms of the offered Debt Securities, the terms of the offered Debt Securities or the covenants contained in the Indenture do not afford holders protection in the event of a highly leveraged or other similar transaction involving the Company that may adversely affect securityholders.

Subordination of Senior Subordinated Debt Securities and Subordinated Debt Securities

     The term "Senior Indebtedness", when used with respect to any series of Senior Subordinated Debt Securities, means indebtedness of the Company and indebtedness guaranteed by the Company for principal of and premium and interest on (a) money borrowed from banks or other lending institutions whether outstanding on the date of the initial issuance of any Senior Subordinated Debt Securities or thereafter incurred and (b) any other indebtedness or obligation of the Company, whether outstanding on the date of the initial issuance of any Senior Subordinated Debt Securities or thereafter created, incurred, assumed or guaranteed, which is evidenced by a note or other similar instrument, including Senior Debt Securities, unless by the terms of such note or other instrument it is provided that such indebtedness is not superior in right of payment to the Senior Subordinated Debt Securities; provided, however, that Senior Indebtedness shall not include (w) any other series of Senior Subordinated Debt Securities, (x) any trade payables or notes or other instruments evidencing the same, (y) notes or other obligations issued in lieu of cash dividends on, or in exchange for, Capital Stock, or (z) any liability for federal, state, local or other taxes owed or owing by the Company. At June 12, 1995, the Company had outstanding three series of Senior Subordinated Debt Securities, with an aggregate principal amount outstanding of $525,000,000.

     The term "Senior Indebtedness", when used with respect to any series of Subordinated Debt Securities, means indebtedness of the Company and indebtedness guaranteed by the Company for principal of and premium and interest on (a) money borrowed from banks or other lending institutions whether outstanding on the date of the initial issuance of any Subordinated Debt Securities or thereafter incurred and (b) any other indebtedness or obligation of the Company, whether outstanding on the date of the initial issuance of any Subordinated Debt Securities or thereafter created, incurred, assumed or guaranteed, which is evidenced by a note or other similar instrument, including Senior Debt Securities and Senior Subordinated Debt Securities, unless by the terms of such note or other instrument it is provided that such indebtedness is not superior in right of payment to the Subordinated Debt Securities; provided, however, that Senior Indebtedness shall not include (w) any other series of Subordinated Debt Securities, (x) any trade payables or notes or other instruments evidencing the same, (y) notes or other obligations issued in lieu of cash dividends on, or in exchange for, Capital Stock, or (z) any liability for federal, state, local or other taxes owed or owing by the Company.

     In either case, the term "Senior Indebtedness" includes, without limitation, (i) any and all interest accruing on any of the Senior
Indebtedness after the commencement of any bankruptcy, insolvency, reorganization or other similar proceeding, notwithstanding any provision or rule of law which might restrict the rights of any holder thereof as to such interest, and (ii) any and all claims for principal of, premium and interest on, and fees and expenses in respect of, Senior Indebtedness described in clause (a) above, notwithstanding any disallowance, avoidance or subordination of such claim under any insolvency, fraudulent conveyance or equitable subordination law.

     Payment of the principal amount of and premium, if any, and interest on the Senior Subordinated Debt Securities and Subordinated Debt Securities, respectively, will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness with respect thereto on the terms and conditions of the respective Indentures governing such Senior Subordinated Debt Securities and Subordinated Debt Securities, respectively. The Company is prohibited from making any payment of principal of or premium or interest on Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be, and any payment in respect of any redemption, retirement, purchase or other acquisition of Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be, (i) unless, as of the earlier to occur of the date such payment is made and the date that provision is made for such payment in accordance with the terms of the applicable Indenture, all amounts then due and payable for principal of and premium, if any, and interest on Senior Indebtedness with respect to the Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be, have been paid in full, or (ii) if at the earlier to occur of the date of such payment or provision therefor, there has occurred any event of default under the terms of such Senior Indebtedness entitling the holder of such Senior Indebtedness to accelerate the maturity thereof as a result of such event of default. Notwithstanding such prohibition, the Company may make such payments, if (a) the Company or the Trustee has received a notice of a default or an event of default under any agreement covering such Senior Indebtedness (other than notice of a default or event of default relating to payments of principal or interest, either at maturity, upon redemption, by declaration or otherwise), which default or event of default would permit the holders of such Senior Indebtedness to accelerate its maturity (whether or not such acceleration has occurred), and (b) 179 days have passed after the earliest date on which such notice was given with respect to such default or event of default (a "Payment Blockage Period") so long as the applicable Indenture otherwise permits payment at that time; provided, however, that only one Payment Blockage Period may be commenced within one 360-day period with respect to the Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be. No event of default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Senior Indebtedness shall be, or be made, the basis for the commencement of a second Payment Blockage Period by the representative for the holders of such Senior Indebtedness unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days. (Article Fifteen of Senior Subordinated Indenture and Subordinated Indenture)

     Upon any payment or distribution of assets or securities of the Company of any kind or character upon any dissolution, winding up or total liquidation or reorganization of the Company (in bankruptcy or otherwise), the holders of Senior Indebtedness with respect to the Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be, will first be entitled to receive payment in full of principal of and premium, if any, and interest on such Senior Indebtedness before the holders of Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be, are entitled to receive any payment of the principal of or premium or interest on such Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be. (Article Fifteen of Senior Subordinated Indenture and Subordinated Indenture)

     By reason of such provisions, in the event of insolvency, holders of Senior Subordinated Debt Securities and Subordinated Debt Securities may recover less, ratably, than holders of Senior Indebtedness with respect thereto.

     The Senior Debt Securities, when issued, will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company.

Conversion or Exchange of Debt Securities

     If so indicated in the applicable Prospectus Supplement with respect to a particular series of Debt Securities, such series will be convertible or exchangeable into Common Stock or other securities on the terms and conditions set forth therein.

Form, Exchange, Registration, Conversion, Transfer and Payment

     Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof. (Section 302) Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of, premium, if any, and interest on the Debt Securities will be payable, and the exchange, conversion and transfer of Debt Securities will be registerable, at the office or agency of the Company maintained for such purposes and at any other office or agency maintained for such purpose. (Sections 301, 305 and 1002) No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith. (Section 305)

     All monies paid by the Company to a paying agent for the payment of principal of and any premium or interest on any Debt Security which remain unclaimed for two years after such principal, premium or interest has become due and payable may be repaid to the Company and thereafter the holder of such Debt Security may look only to the Company for payment thereof. (Section 1003)

Global Securities

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a Depositary ("Global Depositary") or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Global Depositary for such Global Security to a nominee of such Global Depositary or by a nominee of such Global Depositary to such Global Depositary or another nominee of such Global Depositary or by such Global Depositary or any nominee to a successor Global Depositary or a nominee of such successor Global Depositary and except in the circumstances described in the applicable Prospectus Supplement. (Sections 204 and 305)

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. The Company expects that the following provisions will apply to depositary arrangements.

     Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Global Depositary will be represented by a Global Security registered in the name of such Global Depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Global Depositary for such Global Security, the Global Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Global Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interest in such Global Security will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Global Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by Persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

     So long as the Global Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Global Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Securities represented by such Global Security for all purposes under the applicable Indenture. Unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form and will not be considered the holders thereof for any purposes under the applicable Indenture. (Sections 204 and 305) Accordingly, each Person owning a beneficial interest in such Global Security must rely on the procedures of the Global Depositary and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder under the applicable Indenture. The Company understands that under existing industry practices, if the Company requests any action of holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a holder is entitled to give or take under an Indenture, the Global Depositary would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Principal of and any premium and interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

Covenants with Respect to Senior Debt Securities

     If so indicated in the applicable Prospectus Supplement with respect to a particular series of Senior Debt Securities, holders of such Senior Debt Securities will be entitled to the benefit of one or both of the following covenants.

     Restrictions on Secured Debt

     Neither the Company nor any Subsidiary shall incur, issue, assume or guarantee any notes, bonds, debentures or other evidences of indebtedness for money borrowed (collectively, "Debt") secured after the date of the Senior Indenture by a mortgage, pledge or lien ("Mortgage") on any Principal Property of the Company or a Significant Subsidiary or on any shares of stock or Debt of any Significant Subsidiary, unless the Company secures, or causes such Significant Subsidiary to secure, the Senior Debt Securities equally and ratably with (or, at the Company's option, prior to) such secured Debt, together, at the determination of the Company, with certain other Debt of the Company; provided, however, that such restriction shall not apply to the incurrence of any secured Debt if, after giving effect thereto, the aggregate outstanding principal amount of all such Debt so secured after the date of the Senior Indenture, together with all Attributable Debt of the Company and its Significant Subsidiaries in respect of sale and leaseback transactions after the date of the Senior Indenture and existing at such time involving Principal Properties owned by the Company or a Significant Subsidiary (with the exception of such transactions which are excluded as described in "Restrictions on Sales and Leasebacks" below), would not exceed 10% of the Consolidated Assets of the Company and its Subsidiaries.

     This restriction will not apply to, and there shall be excluded in computing secured Debt for the purpose of such restriction, Debt secured prior to the date of the Senior Indenture and Debt secured by (a) Mortgages on property of, or on any shares of stock of or Debt of, any corporation existing at the time such corporation becomes a Significant Subsidiary; (b) Mortgages in favor of the Company or a Significant Subsidiary; (c) Mortgages in favor of governmental bodies to secure progress, advance or other statutory or contract payments; Mortgages for taxes, assessments or other governmental charges or levies; or materialmen's mechanics', carriers', workmen's, repairmen's, landlord's and other like Mortgages; (d) Mortgages on property, equipment, mines or facilities, or shares of stock or Debt, to secure the payment of all or any part of the purchase price thereof or the construction, improvement or development cost thereof, or any Debt incurred in connection therewith, existing prior to, at the time of, or within 180 days after, the acquisition (including any acquisition through merger or consolidation) or construction, improvement or development thereof, provided that any such Mortgage shall only extend to the property, equipment, mines or facilities, or shares of stock or Debt, acquired or constructed, improved or developed, or to property or mines, including undeveloped mineralized deposits or orebodies or segments thereof, on which the acquired or constructed, improved or developed property, equipment, mines or facilities is situated; (e) Mortgages securing certain tax-exempt obligations issued by governmental bodies, including industrial revenue or pollution control bonds; (f) Mortgages created in connection with a project financed, or assets acquired, with, and created to secure, a Nonrecourse Obligation;
(g) production payments or other rights of others to the output of mines, refineries, smelters, concentrators or production facilities, including project financings with respect to any property or assets acquired, constructed or improved by the Company or a Subsidiary with the proceeds of such project financings; or Mortgages to secure the payment of workmen's compensation or the performance of tenders, bids or similar contracts
(including surety or appeal bonds) and Mortgages entered into in the ordinary course of business for similar purposes; or (h) subject to certain limitations, any extension, renewal or refunding of any Mortgage referred to in the foregoing clauses (a) through (g) inclusive. (Section 1006 of Senior Indenture) The Senior Indenture does not restrict the Company or any Subsidiary from incurring unsecured Debt.

     Restrictions on Sales and Leasebacks

     Neither the Company nor any Significant Subsidiary may enter into any sale and leaseback transaction involving any Principal Property, unless after giving effect thereto the aggregate amount of all Attributable Debt with respect to all such transactions occurring after the date of the Senior Indenture and existing at such time plus all outstanding secured Debt incurred by the Company and its Significant Subsidiaries after the date of the Senior Indenture (with the exception of secured Debt which is excluded as described in "Restrictions on Secured Debt" above) would not exceed 10% of Consolidated Assets of the Company and its Subsidiaries.

     This restriction does not apply to, and there shall be excluded from Attributable Debt in any computation under such restriction, any sale and leaseback transaction if (a) the lease is for a period, including renewal rights, not in excess of three years; (b) the sale or transfer of the Principal Property is made prior to, at the time of, or within 180 days after its acquisition or completion of construction; (c) the lease secures or relates to certain tax-exempt obligations issued by governmental bodies, including industrial revenue or pollution control bonds; (d) the transaction is between the Company and a Significant Subsidiary or between Significant Subsidiaries; (e) the lease payment obligation is created in connection with a project financed, or assets acquired, with, and such obligation constitutes, a Nonrecourse Obligation; or (f) the Company or such Significant Subsidiary, within 180 days after the sale is completed, applies to the retirement of Funded Debt of the Company or a Significant Subsidiary, or to the purchase of other property which will constitute Principal Property, an amount not less than the greater of (i) the net proceeds of the sale of the Principal Property leased or (ii) the fair market value of the Principal Property leased, as determined by certain officers of the Company. The amount to be applied to the retirement of Funded Debt shall be reduced by (x) the principal amount of any Funded Debt (including the Debt Securities) of the Company or a Significant Subsidiary retired and cancelled within 180 days after such sale with proceeds other than the proceeds from such sale and (y) the principal amount of Funded Debt, other than any Funded Debt referred to in the preceding clause (x), voluntarily retired by the Company or any Significant Subsidiary within 180 days after such sale using proceeds other than the proceeds of such sale. (Section 1007 of Senior Indenture)

Covenants with Respect to Senior Subordinated Debt Securities

     If so indicated in the applicable Prospectus Supplement with respect to a particular series of Senior Subordinated Debt Securities, holders of such Senior Subordinated Debt Securities will be entitled to the benefit of one or both of the following covenants.

     Limitation on Subordinated Liens

     Neither the Company nor any Subsidiary shall incur, issue, assume or guarantee any Debt which is pari passu or (by the express terms thereof) subordinate in right of payment to the Senior Subordinated Debt Securities, secured after the date of the Senior Subordinated Indenture by a Mortgage on any Principal Property of the Company or a Significant Subsidiary or on any shares of stock or Debt of any Significant Subsidiary, unless the Company secures, or causes such Significant Subsidiary to secure, the Senior Subordinated Debt Securities (i) equally and ratably with (or, at the Company's option, prior to) such secured Debt or (ii) in the event such secured Debt is subordinated in right to payment to the Senior Subordinated Securities, prior to such secured Debt, together, at the determination of the Company, with certain other Debt of the Company; provided, however, that such restriction shall not apply to the incurrence of any secured Debt if, after giving effect thereto, the aggregate amount of all such Debt so secured after the date of the Senior Subordinated Indenture and then outstanding would not exceed 10% of the Consolidated Assets of the Company and its Subsidiaries.

     This restriction will not apply to, and there shall be excluded in computing secured Debt for the purpose of such restriction, Debt secured prior to the date of the Senior Subordinated Indenture and Debt secured by
(a) Mortgages on property of, or on any shares of stock of or Debt of, any corporation existing at the time such corporation becomes a Significant
Subsidiary;  (b)  Mortgages  in  favor  of  the  Company  or  a  Significant
Subsidiary; (c) Mortgages in favor of governmental bodies to secure progress, advance or other statutory or contract payments; Mortgages for taxes, assessments or other governmental changes or levies; or materialmen's mechanics', carriers', workmen's, repairmen's, landlord's and other like Mortgages; (d) Mortgages on property, equipment, mines or facilities, or shares of stock or Debt, to secure the payment of all or any part of the purchase price thereof or the construction, improvement or development cost thereof, or any Debt incurred in connection therewith, existing prior to, at the time of, or within 180 days after, the acquisition (including any acquisition through merger or consolidation) or construction, improvement or development thereof, provided that any such Mortgage shall only extend to the property, equipment, mines or facilities, or shares of stock or Debt, acquired or constructed, improved or developed, or to property or mines, including undeveloped mineralized deposits or orebodies or segments thereof, on which the acquired or constructed, improved or developed property, equipment, mines or facilities is situated; (e) Mortgages securing certain tax-exempt obligations issued by governmental bodies, including industrial revenue or pollution control bonds; (f) Mortgages created in connection with a project financed, or assets acquired, with, and created to secure, a Nonrecourse Obligation; (g) production payments or other rights of others to the output of mines, refineries, smelters, concentrators or production facilities, including project financings, with respect to any property or assets acquired, constructed or improved by the Company or a Subsidiary with the proceeds of such project financings; or Mortgages to secure the payment of workmen's compensation or the performance of tenders, bids or similar contracts (including surety or appeal bonds) and Mortgages entered into in the ordinary course of business for similar purposes; or (h) subject to certain limitations, any extension, renewal or refunding of any Mortgage referred to in the foregoing clauses
(a) through (g) inclusive. (Section 1006 of Senior Subordinated Indenture) The Senior Subordinated Indenture does not restrict the Company or any Subsidiary from incurring unsecured Debt.

     Limitation on Certain Debt

     The Company shall not incur any Debt which by its terms is both (i) subordinated in right of payment to any Senior Debt and (ii) senior in right of payment to the Senior Subordinated Debt Securities.


Events of Default

     The following are Events of Default under the Indentures with respect to Debt Securities of any series: (a) failure to pay principal of or premium, if any, on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days; (c) failure to make any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform in any material respect any other covenant of the Company in the applicable Indenture (other than a covenant included in such Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 60 days after written notice as provided in the respective Indentures;
(e) acceleration of any indebtedness for money borrowed by the Company in excess of $20 million, if such acceleration is not annulled as provided in the respective Indentures; (f) certain events of bankruptcy, insolvency or reorganization; and (g) any other Event of Default provided with respect to Debt Securities of that series. (Section 501)

     If an Event of Default with respect to outstanding Debt Securities of any series shall occur and be continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding Debt Securities of that series by notice as provided in the respective Indentures may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502) For information as to waiver of defaults, see "Modification and Waiver" below.

     The Indentures provide that, subject to the duty of the respective Trustees thereunder during an Event of Default to act with the required standard of care, such Trustee will be under no obligation to exercise any of its rights or powers under the respective Indentures at the request or direction of any of the holders, unless such holders shall have offered to such Trustee reasonable security or indemnity. (Sections 601 and 603) Subject to certain provisions, including those requiring security or indemnification of the Trustees, the holders of a majority in principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or exercising any trust or power conferred on such Trustee, with respect to the Debt Securities of that series. (Section 512)

     No holder of a Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture or for any remedy thereunder, unless such holder shall have previously given to the applicable Trustee written notice of a continuing Event of Default (as defined) and unless also the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of the same series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of the same series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507) However, such limitations do not apply to a suit instituted by a holder of a Debt Security for enforcement of payment of the principal of and interest on such Debt Security on or after the respective due dates expressed in such Debt Security. (Section 508)

     The Company will be required to furnish to the Trustees annually a statement as to the performance by the Company of its obligations under the respective Indentures and as to any default in such performance. (Section
1004)

Modification and Waiver

     Without the consent of any holder of outstanding Debt Securities, the Company and the Trustee may amend or supplement the Indentures or the Debt Securities to cure any ambiguity, defect or inconsistency, or to make any change that does not materially adversely affect the rights of any holder of Debt Securities. (Section 901) Other modifications and amendments of the respective Indentures may be made by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Debt Security affected thereby:
(a) change the Stated Maturity of the principal of, or any installment of principal of, or interest on, any Debt Security; (b) reduce the principal amount of, the rate of interest on, or the premium, if any, payable upon the redemption of, any Debt Security; (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof; (d) change the place or currency of payment of principal of, or premium, if any, or interest on any Debt Security; (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security on or after the Stated Maturity or Redemption Date thereof;
(f) modify the conversion provisions applicable to Convertible Debt Securities in a manner adverse to the holders thereof; (g) modify the subordination provisions applicable to Senior Subordinated Debt Securities or Subordinated Debt Securities in a manner adverse to the holders thereof; or (h) reduce the percentage in principal amount of outstanding Debt Securities of any series, the consent of the holders of which is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults. (Section 902)

     The holders of at least a majority in aggregate principal amount of the outstanding Debt Securities of any series may on behalf of the holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain covenants of the applicable Indenture. (Section 1009) The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may, on behalf of the holders of all Debt Securities of that series, waive any past default under the applicable Indenture with respect to that series, except a default in the payment of the principal of, or premium, if any, or interest on, any Debt Security of that series or in respect of a provision which under the applicable Indenture cannot be modified or amended without the consent of the holder of each outstanding Debt Security of that series affected. (Section 513)

Consolidation, Merger and Sale of Assets

     The Company may not consolidate or merge with or into, or transfer or lease all or substantially all of its assets to, any Person, and any other Person may not consolidate or merge with or into, the Company, unless (i) the Person formed by such consolidation or into which the Company is merged or which acquires or leases all or substantially all of the assets of the Company expressly assumes all of the Company's obligations on the Debt Securities and under the Indenture, (ii) immediately after giving effect to such transaction no Event of Default shall have happened and be continuing, and (iii) certain other conditions are met. (Article Eight)

Defeasance

     If so indicated in the applicable Prospectus Supplement with respect to the Debt Securities of a series, the Company, at its option (i) will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace destroyed, stolen, lost or mutilated Debt Securities of such series, and to maintain an office or agency in respect of the Debt Securities and hold moneys for payment in trust) or (ii) will be released from its obligations to comply with the covenants that are specified under "Covenants with Respect to Senior Debt Securities" or "Covenants with Respect to Senior Subordinated Debt Securities" above (and any covenants that may apply to Subordinated Debt Securities) with respect to the Debt Securities of such series, and the occurrence of an event described in clause (d) under "Events of Default" above with respect to any defeased covenant, and clauses (e) and (g) under "Events of Default" above shall no longer be Events of Default, if in either case the Company irrevocably deposits with the Trustee, in trust, money or U.S. Government Obligations that through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of and premium, if any, and any interest on the Debt Securities of such series on the dates such payments are due (which may include one or more redemption dates designated by the Company) in accordance with the terms of such Debt Securities. Such a trust may only be established if, among other things,
(a) no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the applicable Indenture shall have occurred and be continuing on the date of such deposit,
(b) no Event of Default described under clause (f) under "Events of Default" above or event which with the giving of notice or lapse of time, or both, would become an Event of Default described under such clause (f) shall have occurred and be continuing at any time during the period ending on the 91st day following such date of deposit, and (c) the Company shall have delivered an Opinion of Counsel to the effect that the holders of the Debt Securities will not recognize gain or loss for United States Federal income tax purposes as a result of such deposit or defeasance and will be subject to United States Federal income tax in the same manner as if such defeasance had not occurred. In the event the Company fails to comply with its remaining obligations under the applicable Indenture after a defeasance of such Indenture with respect to the Debt Securities of any series as described under clause (ii) above and the Debt Securities of such series are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable in respect to such payments. (Article Thirteen)

     Notwithstanding the description set forth under "Subordination of Senior Subordinated Debt Securities and Subordinated Debt Securities" above, in the event that the Company deposits money or U.S. Government Obligations in compliance with the Indenture that governs the Senior Subordinated Debt Securities or Subordinated Debt Securities, as the case may be, in order to defease all or certain of its obligations with respect to the applicable series of Debt Securities, the moneys or U.S. Government Obligations so deposited will not be subject to the subordination provisions of the applicable Indenture and the indebtedness evidenced by such series of Debt Securities will not be subordinated in right of payment to the holders of applicable Senior Indebtedness to the extent of the moneys or U.S. Government Obligations so deposited.

Provision of Financial Information

     The Company will provide to the Trustee a copy of all financial reports it files with the Commission. If, during any reporting period, the Company is not required to file such reports with the Commission, the Company will provide the Trustee substantially similar financial reports concerning the Company as if the Company were so required.

Governing Law

     The Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section
112)

Regarding the Trustee

     Chemical Trust Company of California, an affiliate of Chemical Bank, N.A., will serve as Trustee under the Indenture governing the Senior Debt Securities. Chemical Bank, N.A. is a lender and the administrative agent under the Company's Revolving Credit Agreement.

     State Street Bank and Trust Company will be the Trustee under the Indenture governing the Senior Subordinated Debt Securities. It is also the trustee under the indentures governing the Company's 12% Senior Subordinated Notes due 2001, its 11-1/2% Senior Subordinated Notes due 2002, and its 8.70% Senior Subordinated Notes due May 15, 2005.

     The Trustee with respect to the Indenture governing Subordinated Debt Securities will be specified in the applicable Prospectus Supplement relating thereto.

      If any Trustee were to have any conflicting interest at the time of any default under the Debt Securities, it would have to eliminate such conflict or resign as Trustee. (Section 608)

Certain Definitions

     The following terms have the meanings ascribed to them below, except as otherwise provided with respect to any series of Debt Securities:

     The term "Attributable Debt" shall mean, as to any particular Capitalized Lease under which any Person is at the time liable, at any date of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such Capitalized Lease during the remaining primary term thereof, discounted from the respective due dates thereof to such date at the rate of interest per annum implicit in the terms of such Capitalized Lease, as determined in good faith by the Company. The net amount of rent required to be paid under such Capitalized Lease for any such period shall be the amount of the rent payable by the lessee with respect to such period, after excluding amounts required to be paid on account of maintenance, repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any Capitalized Lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but shall not include any rent required to be paid under such Capitalized Lease subsequent to the first date upon which it may be so terminated.

     The term "Consolidated Assets" shall mean the aggregate amount of assets, all as set forth on the most recent balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles.

     The term "Funded Debt" shall mean all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower.

     The term "Nonrecourse Obligation" shall mean indebtedness or lease payment obligations substantially related to and entered into or effective before, at the time of or after (i) the acquisition (including any acquisition by merger or consolidation) of property or assets not currently owned by the Company or any of its Significant Subsidiaries or (ii) the financing of the acquisition, construction, development or improvement of property, equipment, mines or facilities of the Company or any of its Significant Subsidiaries, as to which the obligee with respect to such indebtedness or obligation has no recourse to the general corporate funds of the Company or any of its Significant Subsidiaries or to the assets, in general, of the Company or any of its Significant Subsidiaries, other than the property, equipment, mines or facilities acquired or constructed, improved or developed, or to property or mines, including undeveloped mineralized deposits or orebodies or segments thereof, on which the acquired or constructed, improved or developed property, equipment, mines or facilities is situated or that forms, with the property, equipment, mines or facilities acquired or constructed, improved or developed, an integrated plan to bring into or enhance the production of minerals or metals therefrom.

     The term "Person" shall mean any individual, corporation, partnership, joint venture, trust, association, company, joint-stock company, business trust, unincorporated organization or government or any agency or political subdivision thereof.

     The term "Principal Property" shall mean any smelters, refineries, mines, concentrators or other facilities, located within the present 50 states of the United States of America (other than its territories or possessions), owned by the Company or any Subsidiary, in each case the gross book value (without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 3% of Consolidated Assets, other than any such portion thereof which is pollution control or other equipment or facility financed by obligations issued by a State or local government unit; provided, however, that Principal Property shall not include any smelters, refineries, mines, concentrators or facilities or any portions thereof which the Board of Directors of the Company declares by resolution are not of material importance to the total business conducted by the Company and its Subsidiaries as an entirety.

     The term "Significant Subsidiary" shall mean any Subsidiary of the Company which owns a Principal Property and any Subsidiary that owns directly or indirectly stock of a Significant Subsidiary.

     The term "Subsidiary" shall mean a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries.

     The term "Voting Stock" shall mean stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.


                       DESCRIPTION OF PREFERRED STOCK

     The following is a description of certain general terms and provisions of the Preferred Stock. The particular terms of any series of Preferred Stock will be described in the applicable Prospectus Supplement. If so indicated in a Prospectus Supplement, the terms of any such series may differ from the terms set forth below. Certain provisions applicable to the Preferred Stock are set forth below under "Description of Common Stock."

     The summary of terms of the Company's Preferred Stock contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Certificate of Incorporation and the certificate of designations relating to each series of the Preferred Stock (the "Certificate of Designations"), the form of which is an exhibit to the Registration Statement of which this Prospectus is a part.

     The Company's Certificate of Incorporation authorizes the issuance of 50,000,000 shares of preferred stock. In December 1993, the Company closed the sale of 2.0 million shares of 6% Cumulative Convertible Preferred Stock, Series E, $.01 par value. See "Series E Preferred Stock" below. Additionally, in July 1993, the Company issued 2.0 million shares of 5 5/8% Cumulative Convertible Preferred Stock, Series D, $.01 par value. See "Series D Preferred Stock" below. The Company also has 5,112,765 shares of Series C Convertible Preferred Stock, $.01 par value, reserved for issuance in certain instances. See "Reserved but Unissued Series C Convertible
Preferred Stock" below. The Company's preferred stock may be issued from time to time in one or more series, without stockholder approval. Subject to limitations prescribed by law, the Board of Directors is authorized to determine the voting powers (if any), designation, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, for each series of preferred stock that may be issued, and to fix the number of shares of each such series. Thus, the Board of Directors, without stockholder approval, could authorize the issuance of preferred stock with voting, conversion and other rights that could adversely affect the voting power and other rights of holders of Common Stock or other series of preferred stock or that could have the effect of delaying, deferring or preventing a change in control of the Company. See "Description of Common Stock" herein.

     The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in a Prospectus Supplement relating to a particular series of the Preferred Stock. The applicable Prospectus Supplement will describe the following terms of the series of Preferred Stock in respect of which this Prospectus is being delivered: (1) the designation and stated value per share of such Preferred Stock and the number of shares offered; (2) the amount of liquidation preference per share; (3) the initial public offering price at which such Preferred Stock will be issued and any exchange upon which the stock will be listed; (4) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any; (5) any redemption or sinking fund provisions; (6) any conversion or exchange rights; (7) whether the Company has elected to offer Depositary Shares as described below under "Description of Depositary Shares"; and (8) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

General

     The  Preferred Stock  offered  hereby will  be  issued in  one  or more series. The holders of Preferred Stock will have no preemptive rights. Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. Neither the par value nor the liquidation preference is indicative of the price at which the Preferred Stock will actually trade on or after the date of issuance.

     As described under "Description of Depositary Shares," the Company may, at its option, elect to offer Depositary Shares evidenced by Depositary Receipts, each representing a fractional interest (to be specified in the Prospectus Supplement relating to the particular series of the Preferred Stock) in a share of the particular series of the Preferred Stock issued and deposited with a Depositary (as defined below).

Rank

     The Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution of the Company, rank prior to the Company's Common Stock and to all other classes and series of equity securities of the Company now or hereafter authorized, issued or outstanding (the Common Stock and such other classes and series of equity securities collectively may be referred to herein as the "Junior Stock"), other than any classes or series of equity securities of the Company ranking on a parity with (the "Parity Stock") or senior to (the "Senior Stock") the Preferred Stock as to dividend rights and rights upon liquidation, winding up or dissolution of the Company. The Preferred Stock shall be junior to all outstanding debt of the Company. The Preferred Stock shall be subject to creation of Senior Stock, Parity Stock and Junior Stock to the extent not expressly prohibited by the Company's Certificate of Incorporation.

Dividends

     Holders of shares of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Company legally available for payment, cash dividends, payable at such dates and at such rates per share per annum as set forth in the applicable Prospectus Supplement. Such rate may be fixed or variable or both. Each declared dividend shall be payable to holders of record as they appear at the close of business on the stock books of the Company (or, if applicable, on the records of the Depositary) on such record dates, not more than 60 calendar days preceding the payment dates therefor, as are determined by the Board of Directors (each of such dates, a "Record Date").

     Such dividends may be cumulative or noncumulative, as provided in the Prospectus Supplement. If dividends on a series of Preferred Stock are noncumulative and if the Board of Directors fails to declare a dividend in respect of a dividend period with respect to such series, then holders of such Preferred Stock will have no right to receive a dividend in respect of such dividend period, and the Company will have no obligation to pay the dividend for such period, whether or not dividends are declared payable on any future dividend payment dates. Dividends on the shares of each series of Preferred Stock for which dividends are cumulative will accrue from the date on which the Company initially issues shares of such series. Accumulations of dividends on shares of Preferred Stock will not bear interest.

     No full dividends shall be declared or paid or set apart for payment on preferred stock of the Company of any series ranking, as to dividends, on a parity with or junior to the series of Preferred Stock offered by the Prospectus Supplement attached hereto for any period unless full dividends for the immediately preceding dividend period on such Preferred Stock (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Stock are cumulative) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment. When dividends are not so paid in full (or a sum sufficient for such full payment is not so set apart) upon such Preferred Stock and any other preferred stock of the Company ranking on a parity as to dividends with the Preferred Stock, dividends upon shares of such Preferred Stock and dividends on such other preferred stock shall be declared pro rata so that the amount of dividends declared per share on such Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that accrued dividends on the shares of such Preferred Stock and accrued dividends on shares of such Parity Stock, bear to each other as of their respective immediately preceding dividend periods. Unless full dividends on the series of Preferred Stock offered by the Prospectus Supplement attached hereto have been declared and paid or set apart for payment for the immediately preceding dividend period (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Stock are cumulative), (a) no cash dividend or distribution (other than in shares of Junior Stock) may be declared, set aside or paid on the Junior Stock, (b) the Company may not, directly or indirectly, repurchase, redeem or otherwise acquire any shares of its Junior Stock (or pay any monies into a sinking fund for the redemption of any shares) except by conversion into or exchange for Junior Stock or in connection with any employee benefit plan or arrangement, and (c) the Company may not, directly or indirectly, repurchase, redeem or otherwise acquire any shares of such Preferred Stock or Parity Stock (or pay any monies into a sinking fund for the redemption of any shares of any such stock) otherwise than pursuant to pro rata offers to purchase or a concurrent redemption of all, or a pro rata portion, of the outstanding shares of such Preferred Stock and Parity Stock (except by conversion into or exchange for Junior Stock or in connection with any employee benefit plan or arrangement).

Convertibility

     The terms, if any, on which shares of Preferred Stock of any series may be exchanged for or converted (mandatorily or otherwise) into shares of Common Stock of the Company or another series of preferred stock or other securities of the Company will be set forth in the Prospectus Supplement relating thereto. See "Description of Common Stock."

Redemption

     The terms, if any, on which shares of Preferred Stock of any series may be redeemed will be set forth in the related Prospectus Supplement.

Liquidation

     Unless otherwise specified in the applicable Prospectus Supplement, in the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of a series of Preferred Stock will be entitled, subject to the rights of creditors, but before any distribution or payment to the holders of Common Stock or any other security ranking junior to the Preferred Stock on liquidation, dissolution or winding up of the Company, to receive out of the assets of the Company, whether such assets are capital or surplus and whether or not any dividends as such are declared, an amount per share as set forth in the related Prospectus Supplement plus any accrued and unpaid dividends for prior dividend periods, if dividends on such series of Preferred Stock are cumulative. If the amounts available for distribution with respect to the Preferred Stock and all other outstanding stock of the Company ranking on a parity with the Preferred Stock upon liquidation are not sufficient to satisfy the full liquidation rights of all the outstanding Preferred Stock and stock ranking on a parity therewith, then the holders of each series of such stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount (which in the case of preferred stock may include accumulated dividends) to which they are entitled. After payment of the full amount of the liquidation preference, the holders of shares of Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company.

Voting

     The Preferred Stock of a series will not be entitled to vote, except as provided below or in the applicable Prospectus Supplement and as required by applicable law. Unless otherwise specified in the related Prospectus Supplement, at any time dividends in an amount equal to six quarterly dividend payments on the Preferred Stock shall have accrued and be unpaid, holders of the Preferred Stock shall have the right to a separate class vote (together with the holders of shares of any Parity Stock upon which like voting rights have been conferred and are exercisable, "Voting Parity Stock") to elect two additional members to the Board of Directors at the next annual meeting of stockholders (or, if called by 25% in interest of such Preferred Stock, a special meeting of stockholders) and to maintain such director representation until dividends on the Preferred Stock have been paid in full (including any accumulation in respect of unpaid dividends from prior dividend periods, if dividends on such Preferred Stock are cumulative) or declared and a sum sufficient for the payment thereof is set apart for such payment. Additionally, without the affirmative vote of the holders of two-thirds of the shares of Preferred Stock then outstanding (voting separately as a class together with any Voting Parity Stock), the Company may not, either directly or indirectly or through merger or consolidation with any other corporation, (i) approve the authorization, creation or issuance, or an increase in the authorized or issued amount, of any class or series of stock ranking prior to the shares of Preferred Stock in rights and preferences, or (ii) amend, alter or repeal its Certificate of Incorporation or the Certificate of Designations relating to the Preferred Stock so as to materially and adversely change the voting powers, rights or preferences of the Preferred Stock, provided, however, that if any such amendment, alteration or repeal would materially adversely affect any voting powers, rights or preferences of the Preferred Stock or another series of Voting Parity Stock that are not enjoyed by some or all of the other series otherwise entitled to vote in accordance herewith, the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of all series similarly affected shall be required in lieu of the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of the shares of Preferred Stock and the Voting Parity Stock otherwise entitled to vote in accordance herewith; and provided, further, that no vote of the holders of Preferred Stock shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such class or series of stock ranking prior to the shares of Preferred Stock in rights and preferences, is to be made, as the case may be, provision is made for the redemption of all shares of Preferred Stock at the time outstanding. An amendment which increases the number of authorized shares of or authorizes the creation or issuance of other classes or series of preferred stock ranking junior to or on a parity with the Preferred Stock with respect to the payment of dividends or distribution of assets upon liquidation, dissolution or winding up, or substitutes the surviving entity in a merger, consolidation, reorganization or other business combination for the Company, shall not be considered to be an adverse change requiring the approval of the Preferred Stock.

     As more fully described under "Description of Depositary Shares" below, if the Company elects to issue Depositary Shares, each representing a fraction of a share of a series of the Preferred Stock, each such Depositary Share will, in effect, be entitled to such fraction of a vote per Depositary Share.

No Other Rights

     The shares of a series of Preferred Stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the related Prospectus Supplement, and in the Certificate of Incorporation and the Certificate of Designations related thereto, or as otherwise required by law.

Transfer Agent and Registrar

     The transfer agent for each series of Preferred Stock will be described in the related Prospectus Supplement.

Series E Preferred Stock

     In December 1993, the Company issued 2.0 million shares of 6% Cumulative Convertible Preferred Stock, Series E, $.01 par value (the "Series E Preferred Stock"). Holders of the Series E Preferred Stock are entitled to receive, when, as, and if declared by the Company's Board of Directors out of funds legally available therefore, cumulative cash dividends at the rate of 6% per annum (an amount equivalent to $3.00 per annum per share), payable quarterly in arrears. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series E Preferred Stock will be entitled to receive distributions in the amount of $50.00 per share, plus all accrued and unpaid dividends. Each share of Series E Preferred Stock is convertible, in whole or in part, at any time, unless previously redeemed, into 3.5945 shares of Common Stock (equivalent to a conversion price of $13.91 per share of Common Stock). The conversion rate is subject to adjustment upon the occurrence of certain events.

     The Series E Preferred Stock ranks junior to all outstanding debt of the Company. With respect to the payment of dividends and amounts upon liquidation, dissolution or winding up, the Series E Preferred Stock ranks on a parity with the Company's Series D Preferred Stock and senior to the Common Stock and the Series C Preferred Stock.

     Whenever dividends on the Series E Preferred Stock are in arrears for six quarterly dividend periods, holders of the Series E Preferred Stock (voting separately as a class together with holders of shares of the Company's Series D Preferred Stock and any other class or series of equity securities ranking on a parity with the Series E Preferred Stock) will have the right to elect two additional directors to serve on the Company's Board of Directors until such dividend arrearage is eliminated. In addition, certain changes that would be materially adverse to the rights of holders of the Series E Preferred Stock and voting parity stock cannot be made without the affirmative vote of two-thirds of the shares of Series E Preferred Stock and voting parity stock, voting as a single class, entitled to be cast thereon.

     The Series E Preferred Stock is not redeemable prior to December 1, 1996. On and after such date, the Series E Preferred Stock is redeemable at the option of the Company, in whole or in part, initially for $52.10 per share and thereafter at prices declining ratably annually on each December 1 to $50.00 per share on and after December 1, 2003.

Series D Preferred Stock

     In July 1993, the Company issued 2.0 million shares of 5-5/8% Cumulative Convertible Preferred Stock, Series D, $.01 par value (the "Series D Preferred Stock"). Holders of the Series D Preferred Stock are entitled to receive, when, as, and if declared by the Company's Board of Directors out of funds legally available therefore, cumulative cash dividends at the rate of 5-5/8% per annum (an amount equivalent to $2.8125 per annum per share), payable quarterly in arrears. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series D Preferred Stock will be entitled to receive distributions in the amount of $50.00 per share, plus all accrued and unpaid dividends. Each share of Series D Preferred Stock is convertible, in whole or in part, at any time, unless previously redeemed, into 3.448 shares of Common Stock (equivalent to a conversion price of $14.50 per share of Common Stock). The conversion rate is subject to adjustment upon the occurrence of certain events.

     The Series D Preferred Stock ranks junior to all outstanding debt of the Company. With respect to the payment of dividends and amounts upon liquidation, dissolution or winding up, the Series D Preferred Stock ranks on a parity with the Company's Series E Preferred Stock and senior to the Common Stock and the Series C Preferred Stock.

     Whenever dividends on the Series D Preferred Stock are in arrears for six quarterly dividend periods, holders of the Series D Preferred Stock (voting separately as a class together with holders of shares of the Company's Series E Preferred Stock and any other class or series of equity securities ranking on a parity with the Series D Preferred Stock) will have the right to elect two additional directors to serve on the Company's Board of Directors until such dividend arrearage is eliminated. In addition, certain changes that would be materially adverse to the rights of holders of the Series D Preferred Stock and voting parity stock cannot be made without the affirmative vote of two-thirds of the shares of Series D Preferred Stock and voting parity stock, voting as a single class, entitled to be cast thereon.

     The Series D Preferred Stock is not redeemable prior to July 20, 1996. On and after such date, the Series D Preferred Stock is redeemable at the option of the Company, in whole or in part, initially for $51.969 per share and thereafter at prices declining ratably annually on each July 20 to $50.00 per share on and after July 20, 2003.

Reserved but Unissued Series C Convertible Preferred Stock

     The Company has reserved 5,112,765 shares of Series C Convertible Preferred Stock, $.01 par value per share (the "Series C Preferred Stock"), for issuance upon exercise of outstanding warrants if, for any reason, it is unable to issue Common Stock to satisfy applicable exercise requirements. No Series C Preferred Stock is outstanding and the Company is not presently aware of any reason that would require it to issue such stock or preclude it from issuing Common Stock.

     The Series C Preferred Stock ranks, with respect to the payment of dividends and the distribution of assets, junior to all series of Preferred Stock. Subject to the rights of a superior series of preferred stock, each share of Series C Preferred Stock is entitled to receive, when, as, and if declared by the Board of Directors out of funds legally available for that purpose, dividends payable in cash in an amount per share equal to the aggregate per share amount of all cash dividends, and the aggregate per share amount of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock, declared on the Common Stock.

     Each share of Series C Preferred Stock is entitled to such number of votes as each share of Common Stock and, except as otherwise required by law, will vote together with the Common Stock as a single class. Each share of Series C Preferred Stock is convertible at any time into one share of fully paid and non-assessable Common Stock.

     If the Company declares any dividend on the Common Stock payable in shares of Common Stock, or effects a subdivision or combination or consolidation of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, then the dividends and the number of votes per share to which holders of shares of Series C Preferred Stock are entitled to will be adjusted by multiplying the amount or number the holders were previously entitled to by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     The holders of Series C Preferred Stock have no preemptive rights and are not subject to redemption. In the event of liquidation, dissolution, or winding up of the Company, prior to distribution to the holders of shares of stock ranking junior to the Series C Preferred Stock, the holders of Series C Preferred Stock are entitled to $.10 per share plus an amount equal to any unpaid dividends and distributions on the Series C Preferred Stock, provided that the holders of Series C Preferred Stock shall be entitled to receive an aggregate amount per share, subject to certain adjustments, equal to the aggregate amount to be distributed per share to holders of shares of Common Stock.

                      DESCRIPTION OF DEPOSITARY SHARES

     The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of Deposit Agreement and Depositary Receipts relating to each series of the Preferred Stock which have been or will be filed with the Commission at or prior to the time of the offering of such series of the Preferred Stock.

General

     The Company may, at its option, elect to offer fractional interests in shares of Preferred Stock, rather than shares of Preferred Stock. In the event such option is exercised, the Company will provide for the issuance by a Depositary to the public of receipts for Depositary Shares, each of which will represent a fractional interest (to be set forth in the Prospectus Supplement relating to a particular series of the Preferred Stock which will be filed with the Commission at or prior to the time of the offering of such series of the Preferred Stock as described below).

     The shares of any series of the Preferred Stock underlying the Depositary Shares will be deposited under a separate Deposit Agreement (the "Deposit Agreement") between the Company and a bank or trust company selected by the Company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary"). The Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Depositary. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fractional interest in a share of Preferred Stock underlying such Depositary Shares, to all the rights and preferences of the Preferred Stock underlying such Depositary Share (including dividend, voting, redemption, conversion and liquidation rights).

     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the Deposit Agreement.

     Pending the preparation of definitive engraved Depositary Receipts, the Depositary may, upon the written order of the Company, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

     Upon surrender of Depositary Receipts at the office of the Depositary and upon payment of the charges provided in the Deposit Agreement and subject to the terms thereof, a holder of Depositary Shares is entitled to have the Depositary deliver to such holder the whole shares of Preferred Stock underlying the Depositary Shares evidenced by the surrendered Depositary Receipts.

Dividends and Other Distributions

     The  Depositary  will  distribute  all  cash  dividends  or  other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the numbers of such Depositary Shares owned by such holders on the relevant record date. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributed shall be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Shares.

     In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

     The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by the Company to holders of the Preferred Stock shall be made available to holders of Depositary Shares.

Redemption of Depositary Shares

     If a series of the Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of the Preferred Stock held by the Depositary. The Depositary shall mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be so redeemed at their respective addresses appearing in the Depositary's books. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. Whenever the Company redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares relating to shares of Preferred Stock so redeemed. If less than all of the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

     After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such redemption upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

Voting the Preferred Stock

     Upon  receipt of  notice of  any meeting  at which  the holders  of the
Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock underlying such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. To the extent the Depositary does not receive specific instructions from the holders of Depositary Shares relating to such Preferred Stock, it will vote shares of Preferred Stock in accordance with the recommendation of the Company, unless otherwise indicated in the Prospectus Supplement.

Amendment and Termination of Depositary Agreement

     The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless such amendment has been approved by the record holders of at least a majority of the Depositary Shares then outstanding. A Deposit Agreement may be terminated by the Company or the Depositary only if (i) all outstanding Depositary Shares relating thereto have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock of the relevant series in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of the related Depositary Shares.

Charges of Depositary

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and any redemption of the Preferred Stock. Holders of Depositary Shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

Miscellaneous

     The Depositary will forward to the holders of Depositary Shares all reports and communications from the Company which are delivered to the Depositary and which the Company is required to furnish to the holders of the Preferred Stock.

     Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Stock for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

     The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                         DESCRIPTION OF COMMON STOCK

     The Company's Certificate of Incorporation authorizes the issuance of 100,000,000 shares of common stock, $.01 par value per share ("Common Stock").

     The holders of Common Stock are entitled to receive dividends when and as declared by the Board of Directors of the Company out of funds legally available therefor, provided that if any shares of preferred stock are at the time outstanding, the payment of dividends on Common Stock or other distributions (including purchases of Common Stock) may be subject to the declaration and payment of full cumulative dividends, and the absence of arrearages in any mandatory sinking fund, on outstanding shares of preferred stock.

     The holders of Common Stock are entitled to one vote for each share on all matters voted on by stockholders, including elections of directors. The holders of Common Stock do not have any conversion, redemption or preemptive rights. In the event of the dissolution, liquidation or winding up of the Company, holders of Common Stock are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of the Company's indebtedness, and the aggregate liquidation preference of any preferred stock then outstanding.

     All outstanding shares of Common Stock are, and the shares offered hereby, upon issuance, will be, fully paid and non-assessable.

     Certain provisions of the Company's Certificate of Incorporation and Bylaws may be considered as having an anti-takeover effect. Such provisions empower the Board of Directors to fix the rights and preferences of and to issue shares of preferred stock; limit certain substantial stockholders of the Company from significantly increasing their interest in the stock or assets of the Company without the consent of the Board of Directors and/or a supermajority of the stockholders of the Company; prohibit stockholders of the Company from calling a special meeting; place restrictions on the ability of stockholders to nominate persons for the position of director; and require that the Board of Directors be divided into three classes. In addition, certain provisions of law may have the effect of protecting the Company against undesired takeover attempts. Specifically, under Delaware law (and a similar provision of the Company's Certificate of Incorporation), in certain instances, significant holders (as specified) of the Company's voting stock may not, without approval of a specified vote of the other stockholders, or approval of the Company's Board of Directors (or the independent members thereof) prior to becoming a significant holder, acquire additional interests in the Company's assets or capital stock.

     The transfer agent for the Common Stock is Mellon Financial Services, whose address is 111 Founders Plaza, 11th Floor, East Hartford, Connecticut 06108.

                           DESCRIPTION OF WARRANTS

General

     The Company may issue Warrants, including Warrants to purchase Debt Securities ("Debt Warrants"), as well as other types of Warrants. Warrants may be issued independently of or together with any other Securities and may be attached to or separate from such Securities. Each series of Warrants will be issued under a separate warrant agreement (each a "Warrant Agreement") to be entered into between the Company and a warrant agent ("Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement are set forth in the applicable Prospectus Supplement.

Debt Warrants

     The applicable Prospectus Supplement will describe the following terms of the Debt Warrants in respect of which this Prospectus is being delivered:
(1) the title of such Debt Warrants; (2) the aggregate number of such Debt Warrants; (3) the price or prices at which such Debt Warrants will be issued; (4) the currency or currencies, including composite currencies, in which the price of such Debt Warrants may be payable; (5) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants; (6) if applicable, the designation and terms of the Debt Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Debt Security; (7) the currency or currencies, including composite currencies, in which the principal of or any premium or interest on the Debt Securities purchasable upon exercise of such Debt Warrant will be payable; (8) if applicable, the date on and after which such Debt Warrants and any related Debt Securities will be separately transferable; (9) the price at which and currency or currencies, including composite currencies, in which the Debt Securities purchasable upon exercise of such Debt Warrants may be purchased; (10) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire; (11) if applicable, the minimum or maximum amount of such Debt Warrants which may be exercised at any one time; (12) information with respect to book-entry procedures, if any; (13) if applicable, a discussion of certain United States Federal income tax considerations; and (14) any other terms of such Debt Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Debt Warrants.

Other Warrants

     The Company may issue other Warrants. The applicable Prospectus Supplement will describe the following terms of any such other Warrants in respect of which this Prospectus is being delivered: (1) the title of such Warrants; (2) the securities (which may include Preferred Stock or Common Stock) for which such Warrants are exercisable; (3) the price or prices at which such Warrants will be issued; (4) the currency or currencies, including composite currencies, in which the price of such Warrants may be payable; (5) if applicable, the designation and terms of the Debt Securities or Preferred Stock with which such Warrants are issued and the number of such Warrants issued with each such Debt Security or share of Preferred Stock; (6) if applicable, the date on and after which such Warrants and the related Debt Securities or Preferred Stock will be separately transferable;
(7) if applicable, a discussion of certain United States Federal income tax considerations; and (8) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

                            PLAN OF DISTRIBUTION

     The Company may sell the Securities (and, in the case of Preferred Stock, Depositary Shares representing fractional interests therein) to one or more underwriters for public offering and sale by them or may sell the Securities (or Depositary Shares) to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities (or Depositary Shares) will be named in the applicable Prospectus Supplement. The Company has reserved the right to sell the Securities (or Depositary Shares) directly to investors on its own behalf in those jurisdictions where it is authorized to do so.

     Underwriters may offer and sell the Securities (or Depositary Shares) at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may offer and sell the Securities (or Depositary Shares) in exchange for one or more of its outstanding series of equity or debt securities (including any outstanding Securities). The Company also may, from time to time, authorize dealers, acting as the Company's agents, to offer and sell the Securities (or Depositary Shares) upon such terms and conditions as set forth in the applicable Prospectus Supplement. In connection with the sale of the Securities (or Depositary Shares), underwriters may receive compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities (or Depositary Shares) for whom they may act as agent. Underwriters may sell the Securities (or Depositary Shares) to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Securities (or Depositary Shares), and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Dealers and agents participating in the distribution of the Securities (or Depositary Shares) may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities (or Depositary Shares) may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit agreements by certain institutions to purchase the Securities (or Depositary Shares) from the Company at the public offering price set forth in the applicable Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in a Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate amount of the Securities (or Depositary Shares), based on the liquidation value thereof, sold pursuant to Contracts will be not less nor more than the respective amounts stated in a Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of the Company. Contracts will be subject to the condition that the purchase by an institution of the Securities (or Depositary Shares) covered by Contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject.

     Any Securities issued hereunder (other than Common Stock) will be new issues of securities with no established trading market. Any underwriters or agents to or through whom such Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market at any time without notice. No assurance can be given as to the liquidity of the trading market for any Securities.

     Certain of the underwriters, dealers or agents and their associates may be customers of, engage in transactions with, and perform services for, the Company and certain of its affiliates in the ordinary course of business.

                                   EXPERTS

     The consolidated balance sheets as of December 31, 1994 and 1993, and the consolidated statements of operations, changes in stockholders' equity and cash flows and the related schedules for each of the three years in the period ended December 31, 1994, incorporated into this Prospectus and elsewhere in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

     With respect to the unaudited interim financial information for the quarters ended March 31, 1995 and 1994, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for review of that information. However, their separate report thereon states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudtited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

                         VALIDITY OF THE SECURITIES

     The validity of the Securities will be passed upon for the Company by Snell & Wilmer L.L.P., One Arizona Center, Phoenix, Arizona 85004, counsel to the Company, and for any underwriters by the counsel named in the applicable Prospectus Supplement.


                                   PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

     The estimated expenses in connection with the issuance and distribution of the securities being registered, other than Underwriting Compensation, are as follows:

               SEC registration fee  . . . . . . . . . . .   $  68,966
               Printing and engraving expenses . . . . . .   $ 100,000
               Legal fees and disbursements  . . . . . . .   $ 120,000
               Accounting fees and disbursements . . . . .   $  50,000
               Trustee's fees and disbursements  . . . . .   $  25,000
               Blue Sky fees and expenses  . . . . . . . .   $  25,000
               Miscellaneous (including transfer
               agent, listing and rating agency fees)  .     $ 100,000
                                                             ---------

                                                             $ 488,966
                                                             =========

Item 15.  Indemnification of Directors and Officers.

     The Certificate of Incorporation provides that the directors of the Company shall be under no liability to the Company for monetary damages for breach of fiduciary duty as a director of the Company except for those specific breaches and acts or omissions with respect to which the Delaware General Corporation Law (the "Delaware Law") expressly provides that a corporation's certificate of incorporation shall not eliminate or limit such personal liability of directors. Section 102(b)(7) of the Delaware Law provides that a corporation's certificate of incorporation may not limit the liability of directors for (i) breaches of their duty of loyalty to the corporation and its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) transactions from which a director derives improper personal benefit and
(iv) unlawful dividends or unlawful stock repurchases under Section 174 of the Delaware Law.

     Under the Delaware Law, directors and officers as well as other employees and individuals, may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of a derivative action, except that indemnification only extends to expenses (including attorneys'
fees) incurred in connection with defense or settlement of such an action and the Delaware Law requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the Company. The Company's By-laws provide that each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of fact that he or she is or was a director, officer or employee of the Company (or was serving at the request of the Company as a director, officer, employee or agent for another entity) will be indemnified and held harmless by the Company to the full extent authorized by the Delaware Law, against all expense, liability or loss (including attorneys' fees, judgments, fines or penalties and amounts to be paid in settlement) reasonably incurred by such person in connection therewith. The Company's By-laws provide that rights conferred thereby are contract rights and will include the right to be paid by the Company for the expenses incurred in defending the proceedings specified above, in advance of their final disposition, except that, if the Delaware Law so requires, such payment will only be made upon delivery to the Company by the indemnified party of an undertaking to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified under such provision or otherwise. The Company's By-laws provide that persons indemnified thereunder may bring suit against the Company to recover unpaid amounts claimed thereunder, and that if such suit is successful, the expense of bringing such a suit will be reimbursed by the Company.

Item 16.  Exhibits.

  Exhibit                                                Page or Method
   Number                 Description                       of Filing
 ---------                -----------                   ---------------
    1.1     Form of Underwriting Agreement (for               (1)
              equity securities)
    1.2     Form of Underwriting Agreement (for               (1)
              debt securities)
    4.1     Form of Certificate of Designations               (1)
              with respect to Preferred Stock
    4.2     Form of specimen certificate                      (1)
              representing shares of Preferred
              Stock
    4.3     Specimen certificate representing
              shares of Common Stock                          (2)
    4.4     Form of Deposit Agreement                         (1)
    4.5     Form of Depositary Receipt                        (1)
    4.6     Form of Indenture for Senior Debt                 (3)
              Securities
    4.7     Form of Senior Debt Security                      (3)
    4.8     Form of Indenture for Senior                      (4)
            Subordinated Debt Securities
    4.9     Form of Senior Subordinated Debt                  (5)
              Security
    4.10    Form of Indenture for Subordinated Debt           (3)
              Securities
    4.11    Form of Subordinated Debt Security                (3)
    4.12    Form of Preferred Stock Warrant                   (1)
              Agreement
    4.13    Form of Preferred Stock Warrant                   (1)
              Certificate
    4.14    Form of Common Stock Warrant Agreement            (1)
    4.15    Form of Common Stock Warrant                      (1)
              Certificate
    4.16    Form of Debt Warrant Agreement                    (6)
    4.17    Form of Debt Warrant Certificate                  (6)
    5.1     Opinion of Snell & Wilmer L.L.P.            Filed Herewith
    12.1    Statement Regarding Computation of
              Consolidated Ratios of Earnings to        Filed Herewith
              Fixed Charges
    12.2    Statement Regarding Computation of          Filed Herewith
              Earnings to Combined Fixed Charges
              and Preferred Stock Dividend
              Requirements
    15.0    Letter re unaudited interim financial       Filed Herewith
              information
    23.0    Consent of Arthur Andersen LLP              Filed Herewith
    23.2    Consent of Snell & Wilmer L.L.P.        Included in its opinion
                                                      filed as Exhibit 5.1
    24.1    Powers of Attorney                       Included on signature
                                                              page
    25.1    Form T-1 Statement of Eligibility under     Filed Herewith
              the Trust Indenture Act of 1939 of
              State Street Bank and Trust Company
    25.2    Form T-1 Statement of Eligibility under     Filed Herewith
              the Trust Indenture Act of 1939 of
              Chemical Trust Company of California



_______________
(1) Incorporated by reference to the corresponding Exhibit to the Registrant's Form S-3 (Registration No. 33-64030) filed on June 8, 1993.

(2) Incorporated by reference to Exhibit 2 to the Registrant's Form 8-A dated October 30, 1992.

(3) Incorporated by reference to the corresponding Exhibit to the Registrant's Form S-3 (Registation No. 33-53021) initally filed on April 7, 1994.

(4) Incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 8-K filed on May 24, 1995 (the "May 1995 Form 8-K").

(5)  Incorporated by reference to Exhibit 99.3 to the May 1995 Form 8-K.

(6) Incorporated by reference to the corresponding Exhibit to Amendment No. 1 to the Registrant's Form S-3 (Registration No. 33-64050) filed on June 25, 1993

Item 17. Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Trust Indenture Act of 1939.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Magma Copper Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tucson and State of Arizona on June 22, 1995.

                              MAGMA COPPER COMPANY,
                              a Delaware corporation



                              By /s/ J. Burgess Winter
                                 -----------------------------------------
                                     J. Burgess Winter
                                     President and Chief Executive Officer

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Donald J. Donahue, J. Burgess Winter, Douglas J. Purdom and Andrew A. Brodkey, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Form S-3 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


         Signature                         Title                 Date
         ---------                         -----                 ----

/s/ Donald J. Donahue            Chairman of the Board and     June 22, 1995
- ---------------------------      Director                  (for all signatures)
     Donald J. Donahue

/s/ J. Burgess Winter            President, Chief
- ---------------------------      Executive Officer,
     J. Burgess Winter           Director (Principal
                                 Executive Officer)

/s/ Douglas J. Purdom            Vice President and Chief
- ---------------------------      Financial Officer
     Douglas J. Purdom           (Principal Financial and
                                 Accounting Officer)

/s/ Christopher W. Brody         Director
- ---------------------------
     Christopher W. Brody

/s/ Judd R. Cool                 Director
- ---------------------------
     Judd R. Cool

/s/ John W. Goth                 Director
- ---------------------------
     John W. Goth

/s/ John R. Kennedy              Director
- ---------------------------
     John R. Kennedy

/s/ Thomas W. Rollins            Director
- ---------------------------
     Thomas W. Rollins

/s/ Henry B. Sargent             Director
- ---------------------------
     Henry B. Sargent

/s/ Simon D. Strauss             Director
- ---------------------------
     Simon D. Strauss

/s/ H. Wilson Sundt              Director
- ---------------------------
     H. Wilson Sundt

/s/ John L. Vogelstein           Director
- ---------------------------
     John L. Vogelstein